Exhibit 10.2

JLL PARTNERS FUND V, L.P.

450 LEXINGTON AVENUE, 31st Floor

NEW YORK, NEW YORK 10017

October 28, 2012

Patheon Inc.

c/o Patheon Pharmaceuticals Services Inc.

4721 Emperor Blvd., Suite 200

Durham, NC 27703

Attention: James Mullen

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement, dated as of the date hereof (the “Agreement”), by and among Sobel Best N.V., a corporation organized under the laws of The Netherlands (“Seller”), Patheon Inc., a corporation organized under the laws of Canada (the “Buyer”) and VION Holding N.V., a corporation organized under the laws of The Netherlands (“VION”), pursuant to which Buyer will acquire all of the issued and outstanding shares of capital stock of each of Sobel USA (the “Sobel USA Shares”) and Banner Europe (the “Banner Europe Shares” and, together with the Sobel USA Shares, the “Shares”). Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms in the Agreement.

1. Equity Financing. Subject to the last sentence of Section 3 and Section 6, JLL Partners Fund V, L.P. (the “Sponsor”) hereby agrees that, at the time of the consummation of the transactions contemplated by the Agreement (the “Closing”), the Sponsor shall contribute or cause to be contributed (through one or more entities in Sponsor’s ownership chain of Buyer) to Buyer, equity financing by participating in a rights offering or private placement of Buyer, in either case, consummated prior to the completion of the acquisition of Shares pursuant to the Agreement, in the amount of $30 million (U.S.), less amounts invested in Buyer by other stockholders of Buyer (the “Equity Financing”). Except as set forth in Section 7, the obligations of the Sponsor to provide the Equity Financing pursuant to the previous sentence are subject to the conditions that: (a) all conditions to the obligations of Buyer under the Agreement shall have been satisfied or waived in accordance with the Agreement and (b) there shall have been no termination of the Agreement pursuant to the terms thereof. We understand that pursuant to the terms of any rights offering commenced by Buyer as contemplated by this Section 1, all shareholders of Buyer would be offered a pro rata right, including any oversubscription privilege, to purchase restricted voting shares of the Buyer.

2. Limitations on Liability. Notwithstanding the foregoing and notwithstanding anything to the contrary that may be expressed or implied herein or in the Agreement (or in any exhibit, schedule, certificate or other document executed or delivered in connection herewith or therewith) or otherwise, Buyer acknowledges and agrees that no Person other than the Sponsor shall have any obligation hereunder and that, notwithstanding the fact that the Sponsor may be a partnership, (i) no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any former, current or future director, officer, employee, partner, affiliate, agent, member, manager, stockholder, representative or assignee (any such person or entity other than the Sponsor, a “Representative”) of the Sponsor or any Representative

of any Representative of the Sponsor (any such Representative other than the Sponsor, a “Secondary Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative of the Sponsor or any Secondary Representative of the Sponsor under this letter or any documents or instruments delivered in connection herewith or the Agreement or for any claim based on or by reason of any obligation of the Sponsor arising hereunder or thereunder.

3. Seller’s Limited Enforcement Rights. In the event that Buyer breaches its obligations under the Agreement and fails to consummate the transaction contemplated thereby, notwithstanding that all conditions to its obligations have been satisfied or waived in accordance with the Agreement, Seller shall be entitled, as an intended third party beneficiary of this letter, to the extent and subject to the limitations set forth in this letter (including those applicable to Buyer), to enforce the Sponsor’s obligations under Section 1 of this letter for monetary damages (and only for monetary damages). In the event that Seller or any of its affiliates asserts in any litigation or other proceeding that any of the limitations on the Sponsor’s liability herein are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Sponsor or any Representative or Secondary Representative of either of the Sponsor with respect to the transaction contemplated by the Agreement, other than liability of the Sponsor under the express provisions of this Section 3 and under the limited circumstances specified in this Section 3, then (i) the obligations of the Sponsor under this letter shall terminate ab initio and be null and void, (ii) if the Sponsor has previously made any payments under this letter, it shall be entitled to recover such payments, and (iii) neither the Sponsor nor any Representative nor Secondary Representative of the Sponsor shall have any liability to Seller with respect to the transaction contemplated by the Agreement or under this letter. Buyer’s and Seller’s remedies against the Sponsor under this letter shall, and are intended to, be the sole and exclusive direct or indirect remedies available to Buyer and Seller against the Sponsor and any Representatives and Secondary Representatives of the Sponsor in respect of any liabilities or obligations arising under, or in connection with, the Agreement and the transaction contemplated thereby, including in the event Buyer breaches its obligations under the Agreement, whether or not Buyer’s breach is caused by the Sponsor’s breach of its obligations under this letter. Except as expressly provided in this Section 3, nothing set forth in this letter shall be construed to confer upon or give to any Person other than Buyer any rights or remedies under or by reason of, or any rights to enforce or cause Buyer to enforce, this commitment.

4. Representations and Covenants. The Sponsor represents, covenants, warrants and agrees that it has available and will continue to have available sufficient undrawn commitments from its partners to fund the entire Equity Financing and satisfy their obligations under this letter for so long as they have any obligations under this letter. The Sponsor further represents and warrants that nothing in this letter violates, breaches, conflicts with or would cause a default under its organizational, fund formation or other governing documents.

5. Expense Reimbursement; Indemnification. In consideration of the commitments contained herein, whether or not the transactions contemplated by the Agreement are consummated, Buyer agrees to promptly pay, or cause to be paid, upon receipt of any request therefor, all reasonable out-of-pocket expenses incurred or paid by the Sponsor in connection with its evaluation of, negotiations regarding and documentation for the Equity Financing, including, without limitation, expenses of counsel, accountants and other advisors. Buyer further agrees to indemnify and hold harmless the Sponsor and its Representatives and Secondary Representatives against and from any and all losses, liabilities, actions, suits, proceedings, claims, costs, damages and expenses (including attorneys’ fees) that may be incurred by, asserted against or involve any of them as a result or in any way related to the Equity Financing; provided that no Person shall be indemnified as a result of the foregoing for their gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Buyer further agrees to pay the Sponsor upon demand for any legal or other expenses incurred by the Sponsor in connection with investigating, defending or preparing to defend any such action, suit or proceeding. The provisions of this Section 5 and Section 7 below are independent of all of Buyer’s other obligations hereunder and shall survive the termination of this letter.

6. Assignment. The Sponsor’ obligation to fund the Equity Financing may not be assigned and any such attempt or purported assignment shall be null and void.

7. Amendments; Termination. Except as set forth in the next sentence, this letter and the Sponsor’s obligations hereunder will terminate automatically without any further action on the part of the Sponsor, Buyer or Seller on the earlier of the date on which the Agreement is terminated in accordance with its terms and the consummation of the transaction contemplated by the Agreement. All obligations of the Sponsor hereunder shall expire automatically 30 days after the termination of the Agreement for any reason without any further obligations of the Sponsor hereunder, except with respect to claims arising from lawsuits filed by Seller against Buyer prior to the expiration of such 30-day period alleging damages or harm to Seller as a result of breach by Buyer of its obligations under the Agreement. This letter may not be amended, modified or terminated and no provision of this letter may be waived without Seller’s prior written consent.

8. Miscellaneous. Notwithstanding any provision of this letter or applicable law, no obligation contained in, arising from or relating to this letter will be enforceable by way of specific performance. This letter constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, among Buyer and the Sponsor or any of their respective Affiliates. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. This letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission or electronic transmission via portable document format (pdf) will be effective as delivery of a manually executed counterpart hereof.

*        *        *

Sincerely,

JLL PARTNERS V, L.P.

By:	JLL ASSOCIATES V, L.P
Its:	General Partner

By:	JLL ASSOCIATES G.P. V, L.L.C.
Its:	General Partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Its:	Managing Member

Accepted and Agreed

as of October 28  , 2012

Patheon Inc.

By:	/s/ Stuart Grant
Name:	Stuart Grant
Its:	Executive Vice President, Chief Financial Officer

Seller hereby acknowledges and agrees to the limitations on its rights as an intended third party beneficiary of this letter as set forth above. Seller also acknowledges that no additional funds are expected to be contributed from the Sponsor to Buyer unless and until the Closing occurs and only as described herein.

SOBEL BEST, N.V.

By:	/s/ Peter Beckers
Name:	Peter Beckers
Title:	Director

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